OGDEN ENERGY SELECT PLAN

You know what the financial experts say: In order to live comfortably in retirement, you'll need about 60% to 80% of your current annual income for every year you live after you stop working. Now is the time to save for those years. Ogden Energy Select helps you master your financial aspirations by (1) allowing you to save for retirement on a tax-deferred basis, over and above your 401(k) deferral; and (2) deferring a portion of your Company Contribution that can not be made to your qualified savings plan.

Ogden Energy Select is a non-qualified deferred compensation savings plan for highly compensated key management employees of Ogden Energy Group, Inc. and participating subsidiaries (the "Company"). The money you save in Ogden Energy Select, plus any earnings, remains tax-deferred until you retire or otherwise leave the Company.

The Ogden Energy Select Plan is a non-qualified plan that is not covered under the protection of ERISA (Employee Retirement Income Security Act of 1974, as amended). This means that your deferred compensation, excess profit sharing contribution, and any earnings on it, does not receive favorable tax treatment when distributed. In the event that the Company becomes insolvent or bankrupt, your claim against Ogden Energy Select would be as a general unsecured creditor, and any amounts you defer are subject to the claims of all secured and unsecured creditors.


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Eligibility

You are eligible for Ogden Energy Select since you are:

o Eligible to participate in any qualified plan sponsored by an affiliate or subsidiary of the Company and met one or more of the following:

o    A Senior Vice President or higher of a participating operating unit;

o    Earning W-2 compensation of $170,000* or more;

o    An employee who is a participant with an account balance as of 12-31-99;

o A key management employee whose W-2 compensation is within the top 1.5% of the employees within each participating operating unit.


The Human Resources Department will notify you in writing when you become eligible to participate in Ogden Energy Select. You will then remain eligible every year that it is offered, as long as you are employed by the Company. However, the Company reserves the right to terminate your participation in Ogden Energy Select if it becomes necessary to do so in order to maintain Ogden Energy Select's non-qualified status.

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* Index annually by the Internal Revenue Service.


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Enrollment

Ogden Energy Select is an annual election; you must re-enroll every year. Each fall, the Human Resources Department will send you an annual enrollment form for you to enroll.

Because you are postponing the payment of income tax on current earnings, the IRS imposes the following requirements regarding tax-deferred elections:

o You must make your election prior to the period in which the compensation is earned; and

o Once this deferral becomes effective, it is irrevocable for the entire year.

                            YOU CANNOT MAKE MID-YEAR

                              CONTRIBUTION CHANGES

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Deferral Amounts

You can defer a portion of your compensation into Ogden Energy Select without making 401(k) contributions to your qualified plan. You may make separate contribution choices for annual salary and bonus as follows:

         Salary:           up to 10%
         Bonus:            up to 10%

Deferred amounts are not currently subject to federal withholding. FICA (including Medicare) continues to be withheld to the maximum taxable amount.

What is "Eligible Compensation?"

Eligible compensation is your annual salary plus bonus. Annual salary includes your base salary, car allowance, or other current cash compensation paid by the Company. Annual salary also includes pretax contributions made to your qualified plan or flexible spending accounts plan. Eligible compensation does not include imputed income, salary gross-ups, non-cash compensation or severance pay.

When is Ogden Energy Select taken out of my paycheck?

For each year you decide to participate in Ogden Energy Select, your deferral will be deducted from each paycheck or bonus and forwarded directly to the Ogden Energy Select trust (described later) as soon as practicable.

Ogden Energy Select & 401(k) Deductions

Deferrals under Ogden Energy Select are not used in calculating 401(k) contributions to your qualified plan account.

For example, suppose your annual eligible compensation totals $100,000 and you elect to defer 10% in Ogden Energy Select and 3% into the qualified plan. Your 401(k) deferral would be based on $90,000 ($100,000 minus the $10,000 deferred into Ogden Energy Select ). Allocation of the Company contribution under the qualified plan would also be based on $90,000, not $100,000.

Other Benefits

Other salary-related benefits such as Company paid and any supplemental life insurance and long-term disability will continue to be based on your gross compensation, including any deferrals under Ogden Energy Select.

Company Contribution Deferral

You can defer all or a portion of any declared qualified plan Company contribution or match that can not be made due to IRS limitation on includable compensation [for 2000 includable compensation is defined by the IRS as $170,000].


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Plan Trustee & Recordkeeper

Effective January 1, 2000, all amounts deferred under Ogden Energy Select will be held in a trust with T.Rowe Price Trust Company under an arrangement known as a "Rabbi" Trust. Funds in this trust may only be used to support the Ogden Energy Select program, even in the event of a change of management control. However, the assets are subject to general creditors' claims in the event of the Company's insolvency or bankruptcy.

T.Rowe Price Trust Company

T.Rowe Price Trust Company will provide all investment fund services. Under T.Rowe Price, Ogden Energy Select offers:

o    Eleven (11) professionally managed mutual fund choices;

o    Daily investment fund transfers;

o 24-hour telephone access to your account through an automated voice response system; and

o Customer Service Representatives providing investment fund information, transfers, and other account information from 8:30 a.m. to 10 p.m. eastern time on stock trading days.


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Investment Fund Information

T.Rowe Price Stable Value Fund. This trust seeks to preserve your principal investment and offers competitive income consistent with the preservation of principal. It invests in investment contracts issued by high-quality insurance companies and banks as rated by T.Rowe Price Associates, Inc., the adviser to the fund's sponsor, T.Rowe Price Trust Company. This trust tries to keep its unit price steady at $1.00, although it is not guaranteed. This trust is neither insured nor guaranteed by the U.S. government or its agencies.

T.Rowe Price U.S. Treasury Money Fund. This fund seeks to preserve your principal investment and offers current income. It invests primarily in short-term U.S. Treasury securities. An investment in this fund is not insured or guaranteed by the FDIC or any other government agency. Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund.

T.Rowe Price Spectrum Income Fund. This fund takes a diversified approach to high income. It may invest in five U.S. bond funds, two international bond funds, a money market fund, and an income-oriented stock fund. It may be less risky than a fund that invests in one type of security.

Fidelity Magellan Fund. This fund seeks long-term capital growth. It invests in common stock of domestic, foreign, and multinational companies of all sizes which possess the potential for strong earnings growth. The fund may also invest in bonds. This fund is intended for the more aggressive investor. Share price and return will vary.

T.Rowe Price Balanced Fund. This fund seeks long-term growth and income. It invests approximately 60% in stocks and 40% in bonds. This fund offers a relatively conservative way to invest in stocks because they are balanced with the greater price stability and income of bonds.

T.Rowe Price Blue Chip Growth Fund. This fund seeks long-term growth. It invests in large and medium-sized blue chip growth companies that are well established and have the potential for above-average growth. Well-established companies are generally less risky than small, newer companies.

T.Rowe Price Equity Income Fund. This fund seeks high income and long-term growth. It takes a relatively conservative approach by investing in stocks that pay above-average dividends. Stocks paying dividends generally experience less volatility than those that do not.

T.Rowe Price Equity Index 500 Fund. This fund seeks long-term growth and income. It invests in the 500 stocks that make up the S&P 500" Index. This fund may be more volatile than a fund that can move in and out of the stock market in reaction to market conditions.

T.Rowe Price International Stock Fund. This fund seeks high long-term growth by investing in established non-U.S. companies. This fund takes a high level of risk, but its broad diversification in developed, newly industrialized, and emerging countries may reduce its volatility.

T.Rowe Price New Horizons Fund. This aggressive fund seeks high long-term growth. It invests in small-company stocks and takes a growth approach to investing. This fund is subject to the abrupt and unpredictable market movements associated with small-company stocks.

T.Rowe Price Small-Cap Value Fund. This fund seeks high long-term growth. It invests in small companies that appear to be undervalued. Investing in small companies can be riskier than investing in large, well-established companies. This fund attempts to manage risk by buying stocks believed to be undervalued.

Daily Investments Fund Transfers

You may make changes to your investment fund mix as often as you like by calling the T.Rowe Price Plan Account Line. This toll-free telephone number will be provided to you after your account becomes active.

You may transfer existing account balances between the eleven (11) funds in 5% increments. You may also direct changes to the investment of your future contributions, also in 5% increments.

T.Rowe Price Plan Account Line

The Plan Account Line is staffed by qualified Customer Service Representatives from 8:30 a.m. to 10 p.m. eastern time, any day the New York Stock Exchange is open. In addition to making investment fund changes, you may also obtain specific fund information and request updated prospectuses for each of the 11 funds in the Ogden Energy Select Plan. They are able to provide you investment fund information, transfer information, and other account information over the phone.

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Account Distribution

You will receive payment of your account upon your separation from the Company for any reason. When you enroll, you must decide whether you want your distribution made:

o    at the end of the quarter in which you leave the Company; or

o    at the end of the year in which you leave the Company.

You must also decide how your account should be paid to you, either as:

o    a one time lump sum distribution; or

o    annual installments over a period not to exceed five years.

These distribution decisions are made only once and apply to all future contributions. Please note that these are irrevocable election decisions.

Tax Treatment of Distributions

When you receive your distribution, the amount will be treated as ordinary income for income tax purposes. The amount is not eligible for any rollover treatment.


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Distributions Due to Death or Disability

If you die or become permanently disabled while employed by the Company, your account will be paid out to you or your beneficiary based on your irrevocable prior distribution election.

Administration

 Ogden Energy Select is administered by the Ogden Energy Group Administrative Committee (the "Committee"). The Committee has the authority to interpret Ogden Energy Select and decide all matters that might arise under the terms of Ogden Energy Select. The Company reserves the right to amend, suspend, or terminate Ogden Energy Select at any time.

The Company pays the Trustee and legal fees in connection with the administration of Ogden Energy Select.